FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE ("Amendment'') is made as of May 15, 2019 ("Effective Date"), by and between TRBA PACIFIC PLAZA, LLC, a Delaware limited liability company ("Landlord''), and TANDEM DIABETES CARE, INC., a Delaware corporation ("Tenant'').

RECITALS :

A.Landlord and Tenant are parties to that certain Office Lease dated as of January 10, 2019 (the "Original Lease"), pursuant to which, Tenant currently leases from Landlord certain premises consisting of approximately 25,332 rentable square feet (the "Current Premises"), commonly known as Suite 200 within the building located at 10935 Vista Sorrento Parkway, San Diego, California (the "Building"), which is part of the project commonly known as Pacific Plaza at Torrey Hills (the "Project''), as more particularly described in the Original Lease,

B.The Term of the Original Lease is scheduled to expire by its tenns on September 29, 2022 (the "Expiration Date"),

C.	The parties desire to amend the Original Lease in order to provide, among other things, for Tenant to expand the Current Premises, upon the terms and conditions set forth below.

D.Capitalized terms tiot defined herein have the meanings given to such tenns in the Original Lease.

WITNESSETH:

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Expansion of Current Premises. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, that certain premises commonly known as Suite 120 and Suite 150 on the first (ls floor of the Building, consisting of 5,477 rentable square feet (4,988 USP), and 3,329 rentable square feet (3,032 USF), respectively, and collectively 8,806 rentable square feet (8,020 USF) in the aggregate (the "First Floor Expansion Space"), and Suite 300 on the third (3"') floor of the Building, consisting of approximately 24,875 rentable square feet (22,940 USF)(the "Third, Floor Expansion Space"), for an aggregate of an additional 33,681 rentable square feet (30,960 USF)(collectively, the "Expansion Space''). The Expansion Space is depicted on Exhibit A attached hereto. Exhibit A attached hereto identifying the Expansion Space is hereby incorporated into and made a part of the Original Lease, as amended by this Amendment (the "Amended Lease"), and from and after the date hereof, all references in the Amended Lease to the defined term "Premises" shall mean and refer to the Current Premises plus the Expansion Space, consisting of approximately 59,013 rentable square feet in the aggregate. Tenant's use and occupancy of the Expansion Space shall be in accordance with all of the terms and conditions of the Amended Lease.

2.First Floor Expansion Space. The term as to the First Floor Expansion Space (the "First Floor Expansion Space Tenn") shall commence on the Effective Date of this Amendment (also, the "First Floor Expansion Space Commencement Date" or "FFESCD''), and shall expire co-terminously with Tenant's lease of the Current Premises and the Third Floor Expansion Space on the Third, Floor Expansion Space Expiration Date (as de.fined below), Tenant shall be given exclusive possession of the First Floor Expansion Space upon full execution of this Amendment.

3.Third Floor Expansion Space. The term as to the Third Floor Expansion Space (''Third Floor Expansion Space Term) shall commence on the date that certain Tenant Improvements (as defined below) for the Third Floor Expansion Space are completed by Tenant ("Third Floor Expansion Space Commencement Date" or "TFESCD''), but in no event later than January 1, 2020, and shall expire on the last day of the thirty-seventh (37 full calendar month following the Third Floor Expansion Space Commencement Date ("Third Floor Expansion Space Expiration Date" or "TFESED''). The
parties estimate the TFESCD will be December 1, 2019.

4.	Expansion Space Base Rent.

(a)Effective as of the First Floor Expansion Space Commencement Date and continuing throughout the First Floor Expansion Space Term, Tenant shall pay monthly installments of Base Rent for the First Floor Expansion Space consisting of approximately 8,806 rentable square feet in the aggregate (not inclusive of the Current Premises or third Floor Expansion Space) to Landlord in accordance with the following schedule:

Period/Months	Base Rent
FFESCD-12	$33,462.80*
13 -24	$34,466.84
25 -36	$35,500.68
37-TFESED	$36,565.70

(b)Effective as of the Third Floor Expansion Space Commencement Date and continuing throughout the Third Floor Expansion Space Term, Tenant shall pay monthly installments of Base Rent for the Titird Floor Expansion Space consisting of approximately 24,875 rentable square feet (not inclusive of the Current Premises or First Floor Expansion Space) to Landlord in accordance with the following schedule;

Period/Months	Base Rent
TFESCD-12	$94,525.00*

13 -24	$97,360.75

25 - 36	$100,281.57
37-TFESED	$103,290.00

*Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant's obligation to pay (a) the monthly installment of Base Rent for the First Floor Expansion Space commencing on FFESCD and ending on June 25, 2019, inclusive, and (b) the monthly installment of Base Rent for the Third Floor Expansion Space commencing on TFESCD and for forty-five (45) days following the TFESCD, inclusive (such total amount of abated Monthly Base Rent being hereinafter referred, to as the "Abated Amount"). During such abatement period, Tenant will still "be responsible for the payment of all other monetary obligations under the Amended Lease.

5.Term for Current Premises. Effective as of the Effective Date of this Amendment, the Term for the Current Premises shall be extended to expire upon the Third Floor Expansion Space Expiration Date.

6.Current Premises Base Rent. Tenant shall continue to pay monthly installments of Base Rent and all other monetary obligations for the Current Premises continuing through the Current Premises Expiration Date pursuant to the terms of the Original Lease. Effective as of the expiration of the Tenn for the Current Premises (i.e., month 42 of the original Term), the Monthly Base Rent for the Current Premises shall continue at the rate payable for month 42 as stated in the Original Lease through month 48 measured from the original Term Commencement Date. Should for any reason the Third Floor Expansion Space Expiration Date fall beyond month 48 as measured from the original Tenn Commencement Date, then commencing as of the 1st day of month 49 as measured from the original Term Commencement Date, Monthly Base Rent for the Current Premises shall be increased to $104,066.56 per month through the Third Floor Expansion Space Expiration Date.

7.Additional Security Deposit. Landlord currently holds a Security Deposit under the Original Lease in the amount of One Hundred One Thousand Thirty-Five and 50/100 Dollars ($101,035.50) (the "Existing Security Deposit"). Concurrently with the full execution of this Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of One Hundred Thirty-Five Thousand Seven Hundred Eighty-Two and 25/100 Dollars ($135,782.25) (the "Additional Security Deposit''), which when added to the Existing Security Deposit shall equal Two Hundred Thirty-Six Thousand Eight Hundred Seventeen and 75/100 Dollars ($236,817.75) (the "New Security Deposit"). All references to "Security Deposit" in the Amended Lease shall be deemed to refer to the New Security Deposit and shall be governed by Paragraph 2(c) of the Amended Lease. Accordingly, upon full execution of fuis Amendment, Tenant shall deliver the following amounts to
Landlord:

(a)	One month installment of Base Rent for First Floor Expansion Space:	$33,462.80
(b)	One month installment of Base Rent for Third Floor Expansion Space:	$94,525.00
(c)	Additional Security Deposit:	$135,782.25
	Total due upon execution of the Amendment:	$263,770.05

8.Tenant's Proportionate Share. Effective as of the First Floor Expansion Space Commencement Date, Effective as of the Third Floor Expansion Space Commencement Date, Tenant's Proportionate Share for the Current Premises and the First Floor Expansion Space shall be 15.49% based on the Premises (inclusive of the First Floor Expansion Space) consisting of approximately 34,138 rentable square feet in the aggregate and the Project consisting of approximately 220,348 rentable square feet. Effective as of the Third Floor Expansion Commencement Date, Tenant's Proportionate Share for the Current Premises and- the Expansion Space shall be 26.78% based on the Premises (inclusive of all of the Expansion Space) consisting of approximately 59,013 in the aggregate and the Project consisting of approximately 220,348 rentable square feet.

9.Condition of the Current Premises. Tenant is currently in possession of the Current Premises and acknowledges that Landlord. shall not be obligated to refurbish or improve the Current Premises or to otherwise fund improvements for the Current Premises in any manner whatsoever in conjunction with this Amendment Tenant further acknowledges that except_as expressly provided in the Original Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Current Premises, the improvements, refurbishments, or alterations therein, the Building or the Project, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business and that all representations and warranties of Landlord, if any, are as set forth in the Original Lease and this Amendment.

10.Condition of First Floor Expansion Space. Tenant acknowledges that the First Floor Expansion Space is newly completed and never occupied spec space. Landlord shall deliver the First Floor Expansion Space to Tenant in broom-clean condition and free of debris, with the existing Building standard plumbing, lighting, roof, electrical, fire sprinkler, life and safety, and HVAC systems serving and within the Premises (collectively, the "Operating Systems") in good operating condition and recently serviced, including balancing the HVAC. In addition, to the best of Landlord's knowledge, the First Floor Expansion Space is in a condition that met current codes and conditions at time of construction thereof and will meet such codes and conditions on the FFESCD, subject to grandfathered rights, if and to the extent required by applicable governmental authorities. If a non-compliance with such warranty exists as of the Effective Date or if one of such Operating Systems or elements should malfunction or fail within the warranty period below, as Tenant's sole remedy for Landlord's breach of this warranty, Landlord shall, as Landlord's sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, repair same at Landlord's expense; provided, however, Landlord shall have no liability hereunder for repairs or replacements to the extent necessitated by the acts or omissions of Tenant mid/or any of Tenant's agents. The warranty period shall be nine (9) months after delivery of the First Floor Expansion Space to Tenant. Tenant acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any other representation or warranty regarding the condition of the First Floor Expansion Space, the improvements, refurbishments, or alterations therein, the Building, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's b11Siness and that all representations and warranties of Landlord, if any, are as set forth in this Amendment and Tenant shall accept the First Floor Expansion Space in its present AS-IS condition, subject only to the foregoing representations by Landlord.

11.Condition of Third Floor Expansion Space; Tenant Improvements. Tenant acknowledges that the Third Floor Expansion Space is in shell condition without distribution of utilities or HVAC or any tenant improvements. Landlord will deliver the Third Floor Expansion Space to Tenant upon the Effective Date of this Lease in broom-clean condition and free of debris, with the base shell and core improvements of the Building in place and operational, subject to Tenant’s improvement of the Third Floor Expansion Space with lobby and common corridors to Building standard specifications, demising walls, HVAC, electricity and life safety system distribution to Tenant’s Premises configuration. Landlord shall provide to Tenant an allowance of Two Hundred Ninety Eight Thousand, Seven Hundred and Fifty and No/100 Dollars ($298,750.00) (the “Allowance”) to be used by Tenant to design, plan, engineer, commence, and complete interior improvements to the Third Floor Expansion Space including lobby and common corridors as well as the design and installation of Building signage permitted under the Original Lease (collectively, the “Tenant Improvements”) in accordance with and subject to the terms and conditions of Exhibit B attached hereto. Landlord shall disburse the Allowance as provided in the Work Letter. Tenant acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any other representation or warranty regarding the condition of the Third Floor Expansion Space, the improvements, refurbishments, or alterations therein, the Building, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that Tenant shall accept the Third Floor Expansion Space in its present AS-IS condition, subject only to the foregoing representations by Landlord.

12.    Right of First Offer. Tenant shall have the right of first offer to lease Suite 100 on the first (1 floor) of the Building in accordance with the terms and conditions of Rider No. 1 attached to this Amendment.

13. Accessibility. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment neither the Current premises, the Expansion Space, the Building nor the Project have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: "A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial Property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises." Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and ;easonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) if Tenant requires the CASp inspection under this Paragraph, Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, the Expansion Space, in the Building, or at the Project, revealed solely as a result of such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with Article 4 of the Original Lease; provided Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Paragraph 13.

14. Utilities. Paragraph 7(b)(iv) of the Original Lease is hereby amended to read in full as follows:

"(iv) Heating, ventilation and air conditioning service provided by Landlord to Tenant during hours other ihan Business Hours and as early as 5:00 am. PST daily, upon the prior request of Tenant given at any time to Landlord, and Tenant shall pay to Landlord, not more frequently than monthly, for overtime HVAC on an hourly basis (1 hour minimum,Mondays through. Saturdays, and 4 hour minimum on Sundays), $45.00 per hour per floor throughout the Term; and"

15. Parking. As provided in the Original Lease, Tenant shall have the right to use an additional 3.75 unreserved parking stalls per 1,000 usable square feet in the Expansion Space (i.e., an additional 116 unreserved parking stalls). Tenant's additional parking spaces shall be located in one of the two (2) parking structures in the Project. Tenant's parking rights shall be governed by the Amended Lease.

16. Broker. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only RE:Align, Inc. (the "Broker'') and that it knows of no other real estate broker or agent acting on behalf of Tenant who is or might be thereby entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Broker. Landlord shall pay any brokerage commissions payable to the Broker in coIWection with the execution of this Amendment pursuant, to a separate agreement between Landlord and the Broker. Nothing set forth herein or otherwise under this Amendment shall be deemed to require that Tenant retain any specific broker to act on Tenant's behalf or for its benefit, including the Broker, in connection with any further or future negotiations with Landlord under this Amendment, including as to any renewals or extensions of the Lease Tenn, or expansions of the Premises, and Tenant hereby disclaims any such retention or relationship absent further notice-by Tenant thereof to Landlord in each such instance.

17.Security Documents. Landlord represents and warrants that no Security Documents exist as of the Effective Date of this Amendment.

18.Signage. Landlord confirms that Tenant is entitled to the Building Sign specified in Paragraph 7(h) of the Original Lease upon the execution of this Amendment.

19.Extension Option. Tenant shall continue to have the Extension Option set forth in Rider No. 1 attached to the Original Lease; provided, however, Tenant may exercise such Exterudon Option for a period of only 4 years (vs. 5 years), but as to all of the Tenant Premises collectively in any event.

20.Authority. Each party warrants to the other that the person signing this Amendment on its behalf is fully authorized to do so and, by so doing, to bind such party.

21.Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

22.No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Original Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Original Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Original Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:
TREAPACIFICPLAZA, LLC,
a Delaware limited liability company

By: Teachers Insurance and Annuity Association of America, a New York corporation, for the benefit of its Real Estate Account, its sole member

By: /s/ Erik Sobek
Print Name: Erik Sobek
Title: Senior Director

TENANT:
Tandem Diabetes Care, Inc.,
a Delaware corporation

By: /s/ David B. Berger
Print Name: David B. Berger
Title: EVP, Chief Legal & Compliance Officer & Secretary

By: /s/ Jim Leal
Print Name: Jim Leal
Title: Sr. Vice President, Operations

EXHIBIT A EXPANSION SPACE
(Suites 120, 150 and 300)

10935 VISTA SORRENTO PARKWAY

SUITE 150

•	3,329 RSF

•	Spec Suite
Double door entrance off lobby

SUITE 120

•	5,477 RSF

•	Spec Suite

10935 VISTA SORRENTO PARKWAY
SUITE 300

•	24,875 RSF

•	Full floor available

•	Entrance off elevator lobby

EXHIBIT B
WORK LETTER
[TENANT BUILD W/ALLOWANCE]
1.    TENANT IMPROVEMENTS. As used in the Amended Lease and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction for the Third Floor Expansion Space shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. Tenant intends to complete the Tenant Improvements on or before December 1, 2019.
2.    WORK SCHEDULE. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and approval, a schedule (“Work Schedule”), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.
3.    CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: Evan Cassalato at Cruzan - CM Management Services. evan@cruzan.co
Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: Danielle Schuh - DSchuh@tandemdiabetes.com.
All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Original Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Original Lease.
4.    TENANT IMPROVEMENT PLANS
(a)    Preparation of Space Plans. In accordance with the Work Schedule, Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant (“Space Plans”). Landlord shall provide Tenant and its design professionals with as-built plans and specifications for the base Building and Building systems promptly following the Effective Date (collectively, the “Base Building Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval, including as to floor space configuration and implementation of Building Standard improvements and finishes or better as utilized in Suite 150 of the Premises as to all lobby and common corridors, ceiling tiles, lights (based on the portion of Suite 150 with drop ceilings), doors, hardware, glass (sidelight or full glass) and kitchen finishes as the “Minimum Specifications and Finishes”. Attached hereto as Exhibit B-1 is a detailed specification sheet for the Minimum Specifications and Finishes. Landlord agrees not to withhold its approval as to elements of Tenant’s Space Plans to the extent conforming to or exceeding Landlord’s Minimum Specifications and Finishes. If Landlord reasonably disapproves any aspect of the Space Plans other than as to specifications and finishes which meet Landlord’s Minimum Specifications and Finishes, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Space Plans if the same are unsatisfactory or incomplete in any respect. Landlord’s notice of disapproval of the Space Plans, if any, shall describe the basis for Landlord’s disapproval (based upon a commercially reasonable standard) in reasonable detail, as well as the changes which Landlord requires in order to approve the Space Plans and the Space Plans shall not be disapproved where and to the extent conforming to or exceeding Landlord’s Minimum Specifications and Finishes. If Tenant is so advised, Tenant shall promptly cause the Space Plans to be revised to Landlord’s reasonable satisfaction. The foregoing Space Plans procedure, and the submissions/approvals related thereto, shall be followed until the Space Plans are approved by Landlord, however, after the initial review, Landlord shall respond within three (3) business days to any revisions, and any failure of Landlord to respond within the foregoing time periods shall constitute Landlord’s approval of the Space Plans in form most recently provided by Tenant to Landlord (collectively, the “Landlord Approval Process”).
(b)    Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final

Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Third Floor Expansion Space; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule and, in all events, consistent with the Landlord Approval Process (as the same shall be applied to the approval of the Final Plans). In accordance with the Work Schedule and the Landlord Approval Process, as applicable, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to address any inconsistency with the Space Plans or other design issues.
(c)    Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.
(d)    Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes, if any. Notwithstanding the foregoing, the cost to make any changes to the Final Plans resulting from defects in the construction of the Building, or for pre-existing violations of applicable law applicable to the Building (collectively, “Existing Building Defects or Violations”) shall be borne solely by Landlord and shall not reduce the Allowance available to Tenant.
(e)    Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below, excluding any changes due to Existing Building Defects or Violations which shall be borne solely by Landlord and shall not reduce the Allowance available to Tenant.
(f)    Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Landlord will either approve the Work Cost Estimate or disapprove specific items that are inconsistent with the Final Plans and submit to Tenant revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule and the Landlord Approval Process (as the same shall be applied to the approval of the Work Cost Estimate, provided that Landlord’s review shall be limited to identifying specific items in the Work Cost Estimate that are inconsistent with the Final Plans). Upon Landlord’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Tenant will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.
(g)    Defects in Design Documents. Tenant and Tenant’s architect and space planner and other design professionals ( “Tenant’s Design Team”) shall be entitled to rely on the accuracy and correctness of the Base Building Plans to the extent and in the degree customary in the design and construction industry for projects in the same locality as the Project and similar in size and scope to the design of the Tenant Improvements. In the event the Space Plan or the Final Plan (collectively, the “Tenant Improvement Construction Documents”) become materially inaccurate as a result of Tenant’s Design Team’s reliance on the Base Building Plans, and such Base Building Plans are determined to be materially inconsistent with the Building as constructed, then, Landlord shall be responsible for the actual cost to Tenant to effect the correction to the Tenant Improvement Construction Documents to alleviate such deficiency and Landlord shall pay the actual cost to correct such Tenant Improvement Construction Documents (as such cost shall be verified to Landlord’s reasonable satisfaction), or to perform at Landlord’s expense in accordance with the corrected Tenant Improvement Construction Documents, the re-construction of the materially adversely affected portions of the Tenant Improvements.

5.    PAYMENT FOR THE TENANT IMPROVEMENTS
(a)    Allowance. Landlord hereby grants to Tenant the Allowance described in Paragraph 11 of the Amendment to which this Work Letter is attached. The Allowance is to be used only for:
(i)    Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work requested by Tenant that is not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Tenant’s architect.
(ii)    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements and preparation of bid packages in connection with the selection of contractors, subcontractors and vendors for the Tenant Improvement work.
(iii)    Construction of the Tenant Improvements, including, without limitation, the following:
(aa)    Installation within the Third Floor Expansion Space of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;
(bb)    All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Third Floor Expansion Space;
(cc)    The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Third Floor Expansion Space, including the cost of meter and key control for after-hour air conditioning;
(dd)    Any additional improvements to the Third Floor Expansion Space required for Tenant’s use of the Third Floor Expansion Space including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;
(ee)    All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Third Floor Expansion Space;
(ff)    All plumbing, fixtures, pipes and accessories necessary for the Third Floor Expansion Space;
(gg)    Testing and inspection costs;
(hh)     Design and installation of Tenant’s Building signage; and
(ii)    Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements plus a two percent (2%) construction administration fee based on total Tenant Improvement hard construction costs (“Construction Administration Fee”) to cover the services of Landlord’s tenant improvement coordinator, such Construction Administration Fee to Landlord not to exceed $35,000 in the aggregate.
(b)    Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Administration Fee (as and when performance of such changes actually occurs), which fee shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such costs any remaining balance of the Allowance. In no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Third Floor Expansion Space.
(c)    Changes. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes including the Construction Administration Fee (as and when performance of such changes actually occurs), which fee shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such costs any remaining balance of the Allowance. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above. Notwithstanding the foregoing, any changes due to Existing Building Defects or Violations shall be borne solely by Landlord and shall not reduce the Allowance available to Tenant.

(d)    Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency (excluding any changes due to Existing Building Defects or Violations which shall be borne solely by Landlord and shall not reduce the Allowance available to Tenant), Tenant shall be solely responsible for such additional costs including the Construction Administration Fee (as and when performance of such changes actually occurs), which fee shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.
(e)    Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.
(f)    Disbursement of the Allowance. Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Amended Lease or this Work Letter which is then continuing, Landlord shall disburse the Allowance to Tenant not less frequently than monthly to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements upon completion of the Tenant Improvements included in such disbursement request and satisfaction of the following conditions:
(i)    Tenant has delivered to Landlord a draw request (“Draw Request”) in the form attached as Exhibit B-1 with respect to the Improvements specifying that the requisite portion of Tenant’s Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request. The Draw Request shall constitute a representation by Tenant that, to Tenant’s actual knowledge, the Tenant’s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule;
(ii)    The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;
(iii)    Tenant has delivered to Landlord properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with California Civil Code Sections 8120 through 8138, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord;
(iv)    Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner;
(v)    With respect to the final disbursement of the Allowance, which shall include all retention amounts owed to Tenant’s general contractor (“Final Disbursement”), not less than thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;
(vi)    With respect to the Final Disbursement, Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Sections 8120 through 8138, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the “as-built” drawings of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant’s general contractors; (x) manufacturer’s warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant’s architect/space planner; and (xii) an acceptance of the Third Floor Expansion Space signed by Tenant; and
(x)    With respect to the final disbursement, Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs for which Tenant is responsible under this Work Letter in excess of the Allowance have been paid for by Tenant.
6.    CONSTRUCTION OF TENANT IMPROVEMENTS. Following Landlord’s approval of the Final Plans and the Work Cost Statement described in Section 4(f) above, Tenant’s contractor (selected or pre-approved as provided in Section 8(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use commercially reasonable efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use commercially reasonable efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Third Floor Expansion Space to inspect Tenant’s construction activities following reasonable advance notice Tenant.
7.    DELIVERY OF POSSESSION; TERM AND RENT COMMENCEMENT DATE
(a)    Delivery of Possession. Landlord agrees to deliver possession of the Third Floor Expansion Space (currently vacant) to Tenant promptly following execution of this Amendment by the parties in the condition required under the Amended Lease.
(b)    Third Floor Expansion Space Commencement Date. The Third Floor Expansion Space Commencement Date and Tenant’s obligation to pay rent with respect to the Third Floor Expansion Space will commence upon the earlier of (i) substantial completion of the Tenant Improvements (as defined below in Section 7(c)) below or (ii) January 1, 2020 (the “TFESCD”).
(c)    Substantial Completion; Punch-List. For purposes of Section 8(b) above, the Tenant Improvements will be deemed to be “substantially completed” when Tenant’s contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Third Floor Expansion Space; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Third Floor Expansion Space. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Third Floor Expansion Space and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion in accordance with the Final Plans, which items Tenant will thereafter diligently complete.
8.    MISCELLANEOUS CONSTRUCTION COVENANTS
(a)    No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements.
(b)    Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to completion in compliance in all material respects with the Final Plans, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.
(c)    Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or is not in compliance with the Final Plans, shall be promptly repaired or replaced by Tenant at Tenant’s expense excluding any changes due to Existing Building Defects or Violations which shall be borne solely by Landlord and shall not reduce the Allowance available to Tenant. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.
(d)    Indemnification. Subject to the terms of the Original Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Third Floor Expansion Space and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work; provided however all such claims shall be limited to claims for worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens and shall exclude any such claims arising out of the negligence or misconduct of Landlord or its agents, including Landlord’s Representative.
(e)    Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first requiring that its general contractor maintain workers’ compensation and commercial general liability insurance and property damage insurance as well as “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. Not less than ten (10) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant’s contractor pursuant to this Work Letter shall name Tenant, Landlord and any lender with an interest in the Third Floor Expansion Space as additional insureds.

(f)    Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements (excluding any Existing Building Defects or Violations, the cost of which shall be borne solely by Landlord) that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Third Floor Expansion Space in general. Tenant shall be responsible for correcting any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors (other than arising due to any Existing Building Defects or Violations which shall remain Landlord’s responsibility at its sole cost), or by reason of inadequate cleanup due to, and following completion of, the Tenant Improvements.
(g)    Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s actual cost without markup. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.
(h)    Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Property. Nothing in this Work Letter shall, however, require Tenant to use union labor.
(i)    Work in Adjacent Areas. Any work to be performed in areas adjacent to the Third Floor Expansion Space shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present.
(j)    HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.
(k)    Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Amended Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Amended Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.
(l)    Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters. In all matters requiring the approval of Landlord under this Work Letter, such approval shall not be unreasonably withheld, conditioned, or delayed.
(m)    Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) business days prior to the commencement of construction of Tenant’s Work, the following information:
(i)    The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and
(ii)    The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work (which information may be included in the Work Schedule for purposes of compliance herewith).
(n)    Qualification of Contractors. Once the Final Plans have been proposed and approved, Tenant shall select and retain a general contractor, major subcontractors and vendors (such as HVAC engineers) from a list of preferred contractors, subcontractors and vendors provided by Landlord in connection with all aspects of the design and construction of the Tenant Improvement Work in accordance with the Final Plans. All contractors, subcontractors and vendors engaged by Tenant shall be bondable and licensed, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’ s general contractor and other contractors on the job, if any, all as determined by Landlord. All Tenant Improvement Work shall be coordinated with any ongoing general construction work on the Site or in the Building, if any. Landlord hereby approves JB Pacific as Tenant’s general contractor, and Studio Varone Architecture as Tenant’s architect.

(o)    Warranties. Tenant shall cause its general contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.
(p)    Landlord’s Performance of Work. Within twenty (20) days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Third Floor Expansion Space including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall give Tenant at least twenty (20) days prior notice to the performance of any of Tenant’s Work.
(q)    As-Built Drawings. Tenant shall cause “As-Built Drawings” (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than sixty (60) days after the completion of Tenant’s Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.
9.    FREIGHT/CONSTRUCTION ELEVATOR. Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with the construction of the Tenant Improvements. Tenant agrees to pay for any after-hours staffing of the freight/construction elevator, if needed.

EXHIBIT B-1
MINIMUM SPECIFICATIONS AND FINISHES
Pac Plaza Building Standards

Lighting

Acoustical Ceiling Grid & Tile

Fixtures, Finishes, and Equipment (Break Area)

Doors, Frames, Hardware
FRAMES: Western Integrated or Equal Anodized Aluminum Frames
DOORS: PG Primed Solid Core MDO (Medium Density Overlay), AWI 5-Ply - Bonded Edges
HINGES: Hager 4-1/2” x 4-1/2” BB1279
LOCKS: Sargent Mortise 8200 Series

DRAW REQUEST FOR TENANT IMPROVEMENT ALLOWANCE
The following is the form that shall be used by ______________________ (“Tenant”) as the Draw Request for the Tenant Improvement Allowance funds to be provided by __________________________ (“Landlord”) pursuant to that certain lease between Landlord and Tenant for the premises at ____________________________, CA, (the “Premises”):
________________________
________________________
________________________
________________________
Attn: ________________
In accordance with the Lease dated as of _____________ __, 2019, between Tenant and Landlord, Tenant requests, pursuant to Paragraph 5(f) of Exhibit B to the Lease, disbursement of a portion of the Allowance in the amount of $_______________. Submittal of this Draw Request constitutes a representation by the undersigned that Tenant has completed Tenant’s Work in the Premises at a cost equal to or greater than $________________ in a good, code compliant, and workmanlike manner and in accordance with the Final Permitted Plans for such Tenant’s Work and that such Tenant’s Work is free of liens.
TOTAL DRAW REQUEST $_______________.

In accordance with the Paragraph 5(f) of Exhibit B to the Lease, Landlord is to disburse the Allowance upon Tenant’s submittal of this Draw Request and satisfaction of the other requirements for disbursement of the Allowance as described therein.

TENANT:

_________________________,
a __________________

By:
Name:
Title:

Date: _______________________

EXHIBIT C
TENANT'S COMMENCEMENT LETTER
To:    TREA PACIFIC PLAZA, LLC, a Delaware limited liability company ("Landlord")
Date:    ____________________________
Tenant's Commencement Letter
____________________________________
The undersigned, as the Tenant under that certain Lease dated as of January 10, 2019, as amended by First Amendment dated as of April __, 2019 (as amended, the "Lease"), between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company, as Landlord, and the undersigned, as Tenant, as amended, hereby certifies that:

1.	The undersigned has accepted possession and entered into occupancy of the Third Floor Expansion Space described in the Lease.

2.	The Third Floor Expansion Space Commencement Date is ________________.

3.	The Third Floor Expansion Space Expiration Date of the Lease is __________________.

4.	The Lease is in full force and effect and has not been further modified or amended.

5.	Landlord has performed all of its obligations to improve the Third Floor Expansion Space for occupancy by the undersigned.
Very truly yours,
TANDEM DIABETES CARE, INC.,
a Delaware corporation
By:
Name:
Title:

RIDER NO. 1 TO AMENDMENT
RIGHT OF FIRST OFFER
This Rider No. 1 is made and entered into by and between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Amendment between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Original Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Original Lease. All references in the Original Lease and in this Rider to the “Lease” shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amended Lease.
1.    Grant of Option; Conditions. Subject to the terms and conditions of this Rider No. 1, Tenant shall have a one-time right of first offer to lease (the “Right of First Offer”) Suite 100 on the first (1st) floor in the Building (“ROFO Space”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that the existing tenant in the ROFO Space as of the Effective Date of the Amendment to which this Rider is attached (Cisco) will not extend or renew the term of its lease for such ROFO Space (but prior to leasing such ROFO Space to a party other than the existing tenant), Landlord shall deliver written notice to Tenant (the “ROFO Notice”) of the terms under which Landlord is prepared to lease the ROFO Space to Tenant including rental rate and length of term, which terms shall reflect the then fair market rental rate (hereinafter defined) for such ROFO Space. Tenant may lease such ROFO Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within thirty (30) days after the date of the ROFO Notice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with a ROFO Notice, if:
a.    Tenant is in default under the Amended Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the ROFO Notice; or
b.    the existing tenant in the ROFO Space has notified Landlord that they intend to renew or extend its lease for such ROFO Space.
2.    Terms for ROFO Space.
a.    The term for the ROFO Space shall commence upon the commencement date stated in the ROFO Notice and thereupon such ROFO Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFO Notice shall govern Tenant’s leasing of the ROFO Space and only to the extent that they do not conflict with the ROFO Notice, the terms and conditions of this Lease shall apply to the ROFO Space. The term for the ROFO Space shall expire per the terms of the ROFO Notice, notwithstanding that the expiration date stated in the ROFO Notice may not be coterminous with the then expiration date for the Premises Term.
b.    Tenant shall pay Base Rent and Additional Rent for the ROFO Space in accordance with the terms and conditions of the ROFO Notice or as otherwise agreed by Landlord and Tenant.
c.    The ROFO Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFO Space or as of the date the term for such ROFO Space commences, unless the ROFO Notice specifies any work to be performed by Landlord in the ROFO Space, in which case Landlord shall perform such work in the ROFO Space. If Landlord is delayed delivering possession of the ROFO Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the ROFO Space shall be postponed until the date Landlord delivers possession of the ROFO Space to Tenant free from occupancy by any party subject to such outside date therefor as the parties shall agree upon.
3.    Termination of Right of First Offer. The rights of Tenant hereunder with respect to the ROFO Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the thirty (30) day period provided in Section 1 above; and (ii) the date Landlord would have provided Tenant a ROFO Notice if one or more of the conditions set forth in Section 1(a) and 1(b) above then exists; provided that (i) Landlord shall have contemporaneously provided written notice of the existence of such condition to Tenant, and (ii) if the condition described in Section 1(b) above is the basis for Landlord’s failure to send the ROFO Notice, and Landlord and the tenant described in Section 1(b) above do not enter into a binding extension, renewal, or lease of the ROFO Space, then Tenant’s Right of First Offer with respect to the ROFO Space shall again apply.

4.    ROFO Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “ROFO Amendment”) adding the ROFO Space to the Premises on the terms set forth in the ROFO Notice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Proportionate Share and other appropriate terms. A copy of the ROFO Amendment shall be sent to Tenant promptly after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the ROFO Amendment to Landlord within fifteen (15) days thereafter provided such ROFO Amendment reflects the terms set forth in this Rider.
5.    Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to any renewal of Landlord’s lease with the existing tenant of the ROFO Space, Cisco, pursuant to any option or agreement between Landlord and Cisco to stay in the Building.